Exhibit 99.1

COLE NATIONAL REPORTS STRONG OPERATING AND FINANCIAL RESULTS FOR SECOND QUARTER OF FISCAL YEAR
2004

Cleveland, Ohio, September 8, 2004 — Cole National Corporation (NYSE: CNJ), a leading retailer of optical services and personalized gifts with over 2,900 locations throughout North America and the Caribbean and one of the nation’s largest providers of managed vision care benefits, today announced results for the second quarter ended July 31, 2004. The Company filed its Form 10-Q for the quarter on September 7, 2004.

Financial and Operating Highlights for the Second Quarter of Fiscal 2004

•	Revenue rose in the second quarter of fiscal 2004 to $312.8 million from $307.7 million in the second quarter of fiscal 2003. The Company reported net income of $1.0 million, or $.05 per diluted share, compared to a net loss of $5.5 million, or $.34 per diluted share, for the same period in 2003.

•	The second quarter’s pre-tax results include $5.5 million in unusual items - including expenses related to the Company’s evaluation of strategic alternatives and compliance costs associated with the Federal Trade Commission’s request for information — compared to $11.4 million of unusual expenses in last year’s second quarter.

•	The Company’s consolidated same store sales decreased 0.5% in the second quarter of 2004. Same store sales in the Company’s gift segment increased 1.9%. Same store sales in the Company’s vision segment decreased 1.3%.

•	On July 22, 2004 the Company’s stockholders approved the merger agreement between Luxottica Group and Cole National for a cash purchase price of $27.50, plus 4% interest per annum from the approval date through the closing.

Larry Pollock, President and CEO, commented, “Cole National posted strong operating and financial results for the second quarter of fiscal 2004. Even after accounting for the fact that unusual expenses decreased by $5.9 million, operating earnings rose significantly over last year’s same period. This improvement was achieved despite the slowdown in the economy that affected many retailers.

“Overall, same store sales at Cole Licensed Brands decreased 2.0% in the second quarter of fiscal 2004. At Sears Optical, same store sales fell 4.0%, as our promotional offers were not as impactful as in previous quarters and we did not repeat last year’s contact lens offer. In the second half of fiscal 2004, we have repositioned Sears Optical’s merchandise assortment and plan to drive transactions more aggressively by offering the customer greater value on a wider array of frames and lenses.

“Same store sales at Target Optical rose 4.7% in the second quarter of fiscal 2004, reflecting our success in providing Target guests with the fashionable merchandise they seek at reasonable prices. The average revenue per spectacle transaction increased by 2.4%.

“BJ’s Optical’s same store sales rose 11.0% in this year’s second quarter. This positive trend is a result of our improved in-store presentation, which emphasizes fashion and value to the customer, and the continued popularity of our ‘Two for $98.00’ promotional offer.

“At Pearle Vision, consolidated same store sales in the U.S. company-owned and franchise stores decreased 1.7% in the second quarter of fiscal 2004, falling 2.0% at Company-owned stores and 1.4% at franchise stores. However, average spectacle transaction rose as a result of the increased sale of premium products and lens treatments such as non-glare lens coating. The Pearle Vision Preferred Credit Card, which enables us to provide extended payment terms to our customers for up to six months at no cost, continued to grow as a percent of sales, accounting for almost 14% of all sales at Company-owned stores during the quarter.

“Cole Managed Vision turned in another strong performance in the second quarter of fiscal 2004. Revenue growth was driven by an increase in the number of capitated plans sold to employers, health plans and associations, higher participation in existing voluntary plans, higher revenue from fee-for-service programs, and increased laser procedure volume. Lower benefit utilization of funded programs contributed to Cole Managed Vision’s improved margin performance compared to last year’s second quarter.”

Mr. Pollock continued, “Things Remembered performed well during the second quarter of fiscal 2004, increasing same store sales 1.9% while the average revenue per transaction rose 8.2%. In addition, the gross margin rate improved due to higher levels of personalization. Our direct channel business, which includes catalogs and the Internet, generated substantial growth in earnings and revenue that contributed to Things Remembered’s improved operating earnings. Membership in our Rewards Club continued to rise during the period, reaching 1.2 million members at the end of the second quarter. Our collection of products designed exclusively for Things Remembered continued to be very well received.”

Mr. Pollock added, “I am very pleased with the hard work, dedication and focus our field and home office associates have shown during the period that the merger has been pending. They have continued to put the customer first and foremost, thus delivering products, service and performance of which we can all be proud.”

Pending Merger with Luxottica

As described in the Company’s press release dated July 22, 2004, Cole National’s stockholders voted to approve the merger agreement, as amended, with Luxottica Group S.p.A.. Pursuant to the terms of an amendment to the Luxottica merger agreement dated July 14, 2004, Cole National stockholders will receive $27.50 per share in cash, plus an additional amount equal to 4% per annum from July 22 through the closing date of the merger, upon completion of the transaction.

The Luxottica merger is subject to receipt of regulatory approvals and other customary conditions. As previously announced, Cole National and Luxottica have committed to the Federal Trade Commission not to close the transaction before September 30, 2004 without its consent.

Financial Results

Revenues for the second quarter of fiscal 2004 rose 1.7% to $312.8 million from $307.7 million during the second quarter of fiscal 2003. This increase was primarily attributable to revenue increases in managed vision care and Things Remembered, partially offset by a 1.3% decrease in same store sales in the Company’s vision segment and a reduction in the number of Pearle Vision corporate stores.

The gross margin rate for the second quarter of fiscal 2004 increased to 62.9% from 62.5% in last year’s same period. Cole Vision’s gross margin rate increased to 60.0% in the second quarter compared to 59.4% in the second quarter of fiscal 2003. The gross margin rate for Cole Vision was impacted by many factors, including higher contact lens gross margin rate, lower levels of inventory shrink and obsolescence, higher manufacturing productivity, lower benefit utilization by funded plan members at Cole Managed Vision and a reduction in the reserve percentage used for managed vision underwriting gains to reflect recent experience. Partially offsetting the gains were a higher mix of sales to franchisees, which carry a lower gross margin but offer other benefits, including producing a more uniform merchandise assortment and consistent brand look, and increased promotional activity at Pearle Vision. Things Remembered’s gross margin rate increased in the second quarter of fiscal 2004 as a result of an increase in personalization sales, which carry a high gross margin rate.

Operating expenses as a percent of sales improved to 58.7% for the second quarter of fiscal 2004 compared to 62.8% in the same period last year. The improvement was driven by a lower level of unusual expenses, productivity gains in store expense and non-store expense at Things Remembered and Pearle Vision, and leverage gains in administrative expenses due to revenue increases at Cole Managed Vision. These improvements were partially offset by a decrease in operating leverage in Cole Licensed Brands due to negative same store sales in Sears Optical.

Net income for the second quarter of fiscal 2004 was $.05 per diluted share compared to a net loss of $.34 per diluted share last year. The improvement was driven by improved operating income in both segments and a lower level of unusual expenses. These trends were partially offset by lower levels of foreign currency gains, lower interest income resulting from the repayment in the fourth quarter of fiscal 2003 of certain loans previously made by the Company and a higher estimated income tax rate resulting from the non-deductibility of certain transaction related expenses.

Revenues for the first six months of fiscal 2004 increased 4.1% to $620.4 million compared to $595.9 million in the first six months of fiscal 2003. The growth in revenue was primarily a result of increases in managed vision care and a 2.2% increase in the vision segment’s same store sales and a 3.8% increase in Things Remembered’s same store sales.

The gross margin rate for the first six months of fiscal 2004 was 63.0%, up from 62.7% in the first six months of fiscal 2003. This improvement was a result of the same factors that caused the increase in gross margin rate in the second quarter of fiscal 2004.

Operating expenses as a percent to sales improved to 60.4% for the first six months of fiscal 2004 compared to 63.3% in the same period last year. The decrease was the primarily the result of a lower level of unusual expenses and operating leverage gains in both business segments.

Net income for the first six months of fiscal 2004 was $.03 per diluted share compared to a net loss of $.73 per diluted share last year.

Non-GAAP Financial Measure

As a retailer, the Company believes that a measure of same store sales performance is important for understanding its operations. Same store sales growth is a non-GAAP financial measure of performance at stores open at least 12 months, which includes deferred warranty sales on a cash basis and undelivered customer orders, and does not reflect provisions for returns, remakes, and certain other items. Adjustments to the cash basis sales information accumulated at the store level are made for these items on an aggregate basis. This measure is consistent with the measures previously used in the Company’s reports. A reconciliation of same store sales to revenue is set forth in Schedule II.

Certain Operating and Expense Trends

Consolidated same store sales in the Company’s vision segment declined in the second quarter of 2004, although there was variability within the Company’s brands, ranging from single-digit increases at Target Optical and low double-digit increases at BJ’s Optical to low single-digit decreases at Sears Optical and Pearle Vision. During August, the first month of the third quarter of fiscal 2004, consolidated same store sales in the Company’s vision segment increased in the low double-digits. While there was growth in all brands, sales performance in August was driven primarily by a successful promotion at Sears Optical. Things Remembered experienced a same store sales decline in August of less than 1%. There can be no assurance that these same store sales trends will continue for the remainder of the third quarter of fiscal 2004 or the remainder of the fiscal year.

Costs associated with the California litigation, the merger agreement with Luxottica Group and compliance with the FTC’s request for additional information and documentary material with respect to the Luxottica merger, and the SEC investigation are expected to continue in fiscal 2004. However, many of the unusual expenses, such as the cost related to the settlement of the stockholder litigation and audit fees related to the restatement, are not expected to recur. Although there can be no assurances regarding the level of same store sales, the Company believes its profit performance will improve in fiscal 2004 as a result of revenue growth, expense controls and the non-recurrence of the aforementioned unusual expenses.

Conference Call Information

Cole National’s management will conduct a conference call today at 10:00 a.m. Eastern Time to discuss the second-quarter results. Investors and interested parties may listen to the call via www.colenational.com and www.streetevents.com.

About Cole National

Cole National Corporation’s vision business, together with Pearle franchisees, has 2,179 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole’s personalized gift business, Things Remembered, serves customers through 722 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,508 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

Forward Looking Statement

The Company’s expectations and beliefs concerning the future contained in this document are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, risks that the Luxottica merger will not be completed, legislative or regulatory developments that could have the effect of delaying or preventing the Luxottica merger, fluctuations in exchange rates, liquidity and financial condition such as risks associated with potential adverse consequences of the restatement of the Company’s financial statements, including those resulting from litigation or government investigations, restrictions or curtailment of the Company’s credit facility and other credit situations, costs and other effects associated with the California litigation, the timing and achievement of improvements in the operations of the optical business, the results of Things Remembered, which is highly dependent on the fourth quarter holiday season, the nature and extent of disruptions of the economy from terrorist activities or major health concerns and from governmental and consumer responses to such situations, the actual utilization of Cole Managed Vision funded eyewear programs, the success of new store openings and the rate at which new stores achieve profitability, the Company’s ability to select, stock and price merchandise attractive to customers, success of systems development and integration, costs and other effects associated with litigation, competition in the optical industry, integration of acquired businesses, economic and weather factors affecting consumer spending, operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods, the Company’s relationships with host stores, franchisees, and managed care clients, the mix of goods and services sold, pricing and other competitive factors, and the seasonality of the Company’s business. The Company does not assume any obligation to update the forward looking statements in this press release.

SCHEDULE I

Second Quarter
Results of Operations
(in thousands, except per share amounts)

			13 Weeks Ended			26 Weeks Ended
		July 31,		August 2,	July 31,		August 2,
		2004		2003	2004		2003
			Unaudited			Unaudited

Net revenues		$312,767		$307,659	$620,419		$595,908
Cost of revenues		115,930		115,515	229,796		222,107
Operating expenses		183,656		193,300	374,498		377,488
	Total costs and expenses	299,586		308,815	604,294		599,595
Operating income (loss)		13,181		(1,156)	16,125		(3,687)
Interest expense		6,382		6,327	12,709		12,715
Interest and other (income) expense, net		(580)		(1,975)	(578)		(2,882)

Income (loss) before income taxes		7,379		(5,508)	3,994		(13,520)
Income tax provision (benefit)		6,425		(21)	3,515		(1,622)

Net income (loss)		$954		$(5,487)	$479		$(11,898)

Earnings (loss) per common share
	Basic	$0.06		$(0.34)	$0.03		$(0.73)
	Diluted	$0.05		$(0.34)	$0.03		$(0.73)
Weighted average shares
	Basic	16,880		16,330	16,815		16,317
	Diluted	17,517		16,330	17,133		16,317

Financial Position
(in thousands)

			July 31,	August 2,	January 31,
			2004	2003	2004
			Unaudited

Assets
Current assets:
	Cash and cash equivalents		$63,975	$17,074	$59,184
	Accounts and notes receivable, net		70,726	63,637	57,313
	Inventories		119,932	130,727	120,927
	Prepaid expenses and other current assets		57,920	54,730	59,868

		Total current assets	312,553	266,168	297,292
Property and equipment, net			117,453	121,883	118,402
Intangible and other non-current assets, net			214,197	251,365	228,806

		Total assets	$644,203	$639,416	$644,500

Liabilities and Stockholders’ Equity
Current liabilities:
	Current portion of long-term debt		$1,614	$5,250	$5,608
	Accounts payable		65,365	68,687	61,180
	Accrued liabilities and other		105,778	108,336	108,166
	Deferred revenue		42,161	39,855	41,122

		Total current liabilities	214,918	222,128	216,076
Long-term debt, net of current portion			282,214	280,992	284,229
Other long-term liabilities			39,690	40,675	37,979
Deferred revenue, long-term			12,558	12,567	12,129
Stockholders’ equity			94,823	83,054	94,087

		Total liabilities and stockholders' equity	$644,203	$639,416	$644,500

	Certain prior year amounts in the statements above have been reclassified to conform with the current year’s presentation.

SCHEDULE II

Same-Store Sales Reconciliation
($ in thousands)

	13 Weeks Ended	26 Weeks Ended
	July 31,	July 31,
	2004	2004
Current year same-store sales	$267,917	$534,450
Prior year same-store sales	269,137	520,832
Percent change	(0.5)%	2.6%
Current year same-store sales	$267,917	$534,450
Adjustment for:
Sales at new and closed stores	2,184	4,822
Deferred revenue	211	(1,468)
Order vs. customer receipt	(1,098)	(2,886)
Returns, remakes and refunds	268	13
Other	285	60

Store sales	269,767	534,991
Nonstore revenues	50,602	102,279
Intercompany eliminations	(7,602)	(16,851)

GAAP Basis Net Revenue	$312,767	$620,419